EXHIBIT 99.3

HSBC Finance Corporation

Prospect Heights, Illinois

Re:	Quarterly Report Pursuant to Section 13 of the Securities Exchange Act of 1934 for the quarterly period ended June 30, 2004 as filed on Form 10-Q/A on March 31, 2005

With respect to the subject quarterly report pursuant to Section 13 of the Securities Exchange Act of 1934 for the quarterly period ended June 30, 2004 as filed on Form 10-Q/A on March 31, 2005, we acknowledge our awareness of the use therein of our report dated August 2, 2004 (except as to Note 2, which is as of March 31, 2005) related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, Illinois

March 31, 2005